UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): January 5, 2018

Alliqua BioMedical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36278	58-2349413
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1010 Stony Hill Road Suite 200 Yardley, Pennsylvania	19067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 702-8550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 5, 2018, Alliqua BioMedical, Inc. (the “Company”) entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”) with Celularity Inc. (“Buyer”), pursuant to which the Company has agreed to sell substantially all of its assets to Buyer (the “Asset Sale”), including certain assets comprising its MIST, Biovance and Interfyl product lines (the “Purchased Assets”). As consideration for the Purchased Assets, Buyer has agreed to pay to the Company $29 million in cash. No debt or significant liabilities are being assumed by Buyer in the Asset Sale.

Under the terms of the Asset Purchase Agreement, the Company will retain certain specified assets, including, among other things, cash, accounts receivable and its hydrogel contract manufacturing business, including its SilverSeal and Hydress product lines.

The Asset Purchase Agreement also contains representations, warranties and indemnification obligations of the parties customary for transactions similar to those contemplated by the Asset Purchase Agreement. Such representations and warranties are made solely for purposes of the Asset Purchase Agreement and, in some cases, may be subject to qualifications and limitations agreed to by the parties in connection with the negotiated terms of the Asset Purchase Agreement and may have been qualified by disclosures that were made in connection with the parties' entry into the Asset Purchase Agreement. In addition, the Company and Buyer have agreed to use their reasonable best efforts to consummate the Asset Sale and other transactions contemplated by the Asset Purchase Agreement.

The Company’s board of directors has approved the Asset Purchase Agreement, the Asset Sale and the other transactions contemplated by the Asset Purchase Agreement. The Asset Purchase Agreement, the Asset Sale and other transactions contemplated by the Asset Purchase Agreement must also be approved by the affirmative vote of a majority of the voting power of the issued and outstanding shares of the Company’s common stock (“Stockholder Approval”).

In addition to the receipt of Stockholder Approval, each party’s obligation to consummate the Asset Sale is conditioned upon certain other customary closing conditions, including the accuracy of the other party’s representations and warranties as of closing, subject, in certain instances, to certain materiality and other thresholds, the performance by the other party of its obligations and covenants under the Asset Purchase Agreement, the delivery of certain documentation by the other party and the absence of any injunction or other legal prohibitions preventing consummation of the Asset Sale.

The Asset Purchase Agreement contains certain customary termination rights for each of the Company and Buyer, including, among other things, that either party may terminate the Asset Purchase Agreement if (i) the closing has not occurred by May 31, 2018 (the “Termination Date”), or (ii) the Company is unable to obtain Stockholder Approval. The Company has the right to terminate the Asset Purchase Agreement if the Company’s board of directors approves an alternative transaction that constitutes a “Superior Proposal” (as defined in the Asset Purchase Agreement), provided that the Company complies with certain notice and other requirements set forth in the Asset Purchase Agreement and pays a termination fee of $1.45 million (the “Termination Fee”). The Company is also required to pay the Termination Fee if: (i) Buyer terminates the Asset Purchase Agreement because the Company is in breach of the no solicitation provisions under the Asset Purchase Agreement or because the Company’s board of directors withdraws or modifies its recommendation regarding the Asset Sale or fails to reaffirm its recommendation of the Asset Sale following public disclosure of an “Acquisition Proposal” (as defined in the Asset Purchase Agreement), or (ii) if (a) the Asset Purchase Agreement is terminated by either party on the Termination Date or the Company’s stockholders do not approve the Asset Sale, (b) prior to such termination an Acquisition Proposal has been made, and (c) within one year following such termination, the Company enters into a definitive agreement with respect to an Acquisition Proposal. Buyer may be obligated to pay a $3 million reverse termination fee if the Asset Purchase Agreement is terminated by Seller due to Buyer’s failure to consummate the Asset Sale within two business days after the date on which closing should have occurred according to the terms of the Asset Purchase Agreement.

In addition, the Company agreed not to engage in the manufacture, assembly, development, sale, or distribution of any placental-based wound care product or therapeutic ultrasonic device for a period of three years following the closing of the Asset Sale. The Company has also agreed to certain other customary employee and customer non-solicitation covenants.

The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Asset Purchase Agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

The Asset Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, Buyer or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Asset Purchase Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Asset Purchase Agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Asset Purchase Agreement instead of establishing these matters as facts (such disclosures include information that has been included in the Company’s public disclosures, as well as additional non-public information); and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Asset Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or Buyer or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Asset Purchase Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Asset Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 8.01	Other Events.

On January 5, 2018, the Company issued a press release in which it announced that it entered into the Asset Purchase Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

Additional Information and Where to Find It

This communication is being made in respect of the proposed Asset Sale involving the Company and Buyer. The Company will prepare a proxy statement for its stockholders containing the information with respect to the Asset Sale specified in Schedule 14A promulgated under the Exchange Act and describing the proposed Asset Sale. When completed, a definitive proxy statement will be mailed to the Company’s stockholders. The Company and Buyer may be filing other documents with the SEC as well. INVESTORS ARE URGED TO CAREFULLY READ THE PROXY STATEMENT REGARDING THE PROPOSED ASSET SALE AND ANY OTHER RELEVANT DOCUMENTS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ASSET SALE. You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website, http://www.sec.gov.

Legal Notice Regarding Forward-Looking Statements:

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of our control that can make such statements untrue, including, but not limited to, the Asset Sale not being timely completed, if completed at all; prior to the completion of the Asset Sale, the Company’s or Buyer’s respective businesses experiencing disruptions due to transaction-related uncertainty or other factors making it more difficult to maintain relationships with employees, business partners or governmental entities; and the parties being unable to successfully implement integration strategies or realize the anticipated benefits of the Asset Sale, including the possibility that the expected synergies and cost reductions from the proposed acquisition will not be realized or will not be realized within the expected time period. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC, including its most recent Annual Report on Form 10-K filed with the SEC, and its most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC's web site at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
2.1*	Asset Purchase Agreement, dated January 5, 2018, between Alliqua BioMedical, Inc. and Celularity Inc.
99.1	Press Release, dated January 5, 2018, issued by Alliqua BioMedical, Inc.

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally to the Securities and Exchange Commission a copy of any omitted schedule upon request, subject to the Company’s right to request confidential treatment of any requested schedule.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLIQUA BIOMEDICAL, INC.

Dated: January 5, 2018	By:	/s/ Brian Posner
Name: Brian Posner
Title: Chief Financial Officer